EXHIBIT 11

                        FIRST REPUBLIC BANCORP INC.
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


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
                                                                          Quarter Ended                      Six Months Ended
                                                                             June 30,                            June 30,
                                                                     ----------------------              ----------------------
                                                                     1995              1994              1995              1994
                                                                     ----              ----              ----              ----
Primary:
 Net income (loss) available to common stock                     $(3,140,000)       $2,529,000       $(1,756,000)       $3,189,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                                   399,000           399,000           798,000           798,000
                                                                 -----------        ----------       -----------        ----------

 Adjusted net income (loss) for fully diluted calculation (1)    $(2,741,000)(2)    $2,928,000       $  (958,000)(2)    $3,987,000
                                                                 ===========        ==========       ===========        ==========

 Weighted average shares outstanding,
  beginning of period including treasury shares                    7,806,418          7,754,957        7,797,100         7,743,965
 Effect of stock options exercised during period                         ---                992            3,575             5,646
 Weighted average shares of stock purchased by employees                 544                932            3,641             3,340
 Weighted average shares of dilutive stock
  options under treasury stock method                                235,292            314,082          204,985           335,301
 Weighted average shares of treasury stock                          (452,857)           (42,823)        (420,186)          (35,589)
                                                                  ----------        -----------      -----------       -----------

 Adjusted shares outstanding - primary                             7,589,397          8,028,140        7,589,115         8,052,663
                                                                  ==========        ===========      ===========       ===========

 Net income (loss) per common share - primary                     $    (0.41)       $      0.32      $     (0.23)      $      0.40
                                                                  ==========        ===========      ===========       ===========


Fully Diluted:
 Adjusted shares - primary, from above                             7,589,397          8,028,140        7,589,115         8,052,663
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures (1)                       2,524,210          2,524,210        2,524,210         2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                          9,305             19,134           12,860             9,572
                                                                  ----------        -----------      -----------       -----------

Adjusted shares outstanding - fully diluted                       10,122,912         10,571,484       10,126,185        10,586,445
                                                                 ===========        ===========      ===========       ===========

Net income (loss) per share - fully diluted (1)                  $     (0.41)(2)    $      0.28      $     (0.23)(2)   $      0.38
                                                                 ===========        ===========      ===========       ===========



(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.

(2) For the first quarter and first six months of 1995, the convertible subordinated debentures are anti-dilutive. Therefore, the primary loss per share is reported as the fully diluted loss per share for these periods.

                                       29

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